As filed with the Securities and Exchange Commission on February 7, 2014
Registration No. 333-172824

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-8

Post-Effective Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	59-3509694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

New Energy Technologies, Inc.
10632 Little Patuxent Parkway, Suite 406
Columbia, Maryland 21044
(Address of Principal Executive Offices) (zip code)

2006 Incentive Stock Option Plan
(Full title of the plan)

John A. Conklin
10632 Little Patuxent Parkway, Suite 406
Columbia, Maryland 21044
(Name and address of agent for service)

(800) 213-0689
(Telephone number, including area code, of agent for service)

Copy to:
Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue
New York, New York 10022
Telephone: (212) 246-3030
Facsimile:  (212) 246-3039

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment #3 to the Registration Statement on Form S-8 File No. 333-172824 is being filed to update certain financial and shareholder information contained in the Registrant’s previously filed Registration Statement on Form S-8. This Registration Statement includes a reoffer prospectus in Part I (the “Reoffer Prospectus”), which has been prepared in accordance with General Instruction C of Form S-8 and the requirements of Part I of Form S-3, and may be used for reoffers of shares of common stock (acquired or to be acquired pursuant to awards granted under the Registrant’s 2006 Incentive Stock Option Plan) that are defined as “control securities” or “restricted securities” under General Instruction C of Form S-8.

The names of persons selling shares under the Reoffer Prospectus and the amount of such shares are set forth below under the caption “Selling Stockholders” to the extent Registrant presently has such information. However, other affiliate selling stockholders may elect to sell shares under the Reoffer Prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, Registrant will supplement the Reoffer Prospectus with that information. In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lesser of 1,000 shares or 1% of Registrant’s common stock issuable under the 2006 Plan may resell restricted securities issued under the 2006 Plan up to that amount under the Reoffer Prospectus without being named therein. Any securities covered by the Reoffer Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Reoffer Prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be sent or given to participants in the 2006 Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the United States Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

New Energy Technologies, Inc.
10632 Little Patuxent Parkway
Suite 406
Columbia, Maryland 21044
Attention: Investor Relations

REOFFER PROSPECTUS

475,002 SHARES

NEW ENERGY TECHNOLOGIES, INC. COMMON STOCK

This Reoffer Prospectus relates to the sale of up to 475,002 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by existing selling stockholders (the “Selling Stockholders”) identified in this Reoffer Prospectus for his own account issuable pursuant to New Energy Technologies, Inc.’s 2006 Incentive Stock Option Plan (the “2006 Plan”). The shares included in this Reoffer Prospectus includes 467,502 shares of our common stock issuable to the Selling Stockholders upon exercise of options issued to the Selling Stockholders pursuant to the 2006 Plan that have vested as of the date of this Reoffer Prospectus and 7,500 shares of common stock issued to the Selling Stockholders pursuant to the 2006 Plan. It is anticipated that the Selling Stockholders will offer common stock for sale at prevailing prices on the OTC Markets Group Inc., QB tier (the “OTCQB”) on the date of sale. We will receive no part of the proceeds from sales made under this Reoffer Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred in connection with the registration and offering of the shares will be borne by us.

The 2006 Plan authorizes the issuance of up to 5,000,000 shares of our common stock to our officers, directors, employees and consultants. This Reoffer Prospectus has been prepared for the purposes of registering the common stock under the Securities Act of 1933, as amended (the “Securities Act”), to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

Notwithstanding the registration of the shares of common stock beneficially owned by the Selling Stockholders as further set forth herein, because we do not satisfy the requirements for use of Form S-3, General Instruction C of Form S-8 limits the number of shares that the Selling Stockholders may sell as follows: “the amount of securities to be offered or resold by means of the reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of the registrant, may not exceed, during any three month period, the amount specified in Rule 144(e) (§230. 144(e)).”

Our common stock is quoted on OTCQB under the symbol “NENE.” The closing sale price for our common stock on February 6, 2014, was $2.70 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 8 of this Reoffer Prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is February 7, 2014.

TABLE OF CONTENTS

PAGE #
NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
ABOUT THE COMPANY	3
RISK FACTORS	8
DETERMINATION OF OFFERING PRICE	16
USE OF PROCEEDS	17
SELLING STOCKHOLDERS	17
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	21
WHERE YOU CAN FIND ADDITIONAL INFORMATION	22

You should rely only on the information contained in this Reoffer Prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this Reoffer Prospectus or incorporated by reference herein is accurate only on the date of this Reoffer Prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus contains forward-looking statements which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon our current assumptions, expectations and projections, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows, (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities, (d) anticipated trends in the industries in which our technology would be utilized, (e) our future financing plans, and (f) our anticipated needs for working capital.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Reoffer Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.

We have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities or financing from other sources until, if ever, we generate positive cash flow from operations.

ABOUT THE COMPANY

Except where the context otherwise requires and for purposes of this Reoffer Prospectus only, “we,” “us,” “our,” “Company,” “our Company,” and “New Energy” refer to New Energy Technologies, Inc., a Nevada corporation, and its consolidated subsidiaries.

Our Company

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, we amended our Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Kinetic Energy Corporation (“KEC”), and New Energy Solar Corporation (“New Energy Solar”).

KEC was incorporated on June 19, 2008, in the State of Nevada and holds the patents related to our MotionPower™ technology. Our business activities related to the MotionPower™ technology are conducted through KEC. New Energy Solar was incorporated on February 9, 2009, in the State of Florida and has entered into agreements with the University of South Florida (together with the University of South Florida Research Foundation, Inc. “USF”) related to the SolarWindow™ technology.

We are a renewable and alternative energy company developing two (2) sustainable electricity generating systems. These novel technologies are branded as SolarWindow™ and MotionPower™. Our proprietary, patent-pending technologies are the subject of one hundred and one (101) U.S. and international patent filings.

SolarWindow™

Our SolarWindow™ technology provides the ability to harvest light energy from the sun and artificial sources and generate electricity from a see-through, semi-transparent, coating of organic photovoltaic solar cells. Our SolarWindow™ technology is the subject of forty-two (42) patent filings. Initially being developed for application on glass surfaces, SolarWindow™ could potentially be used on any of the more than 85 million commercial and residential buildings in the United States alone.

The development of our SolarWindow™ technology has advanced through our Sponsored Research Agreement with USF and Stevenson-Wydler Cooperative Research and Development Agreement with the Alliance for Sustainable Energy, LLC, which is the operator of The National Renewable Energy Laboratory.

We have achieved numerous important milestones and overcome major technical challenges in the development of our SolarWindow™ technology, including the ability to generate electricity on glass while remaining see-through. We have also successfully scaled-up our technology from a single solar cell – only one-quarter the size of a grain of rice – to a working array of solar cells which form a one-foot by one-foot early working prototype – our largest-ever SolarWindow™. A pane of glass coated with our SolarWindow™ technology is fabricated by applying our see-through, electricity-generating coatings onto glass surfaces at room temperature and pressure, a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome high temperature and high positive or negative pressure-sensitive manufacturing methods common to conventional solar photovoltaic (“PV”) manufacturing.

In order to advance the technical development and subsequent commercialization of our SolarWindow™ products, we are actively seeking technology and product licensing arrangements with research institutions, commercial partners, and organizations with established technical competencies, market reach, and mature distribution networks in the solar PV, building-integrated PV, and alternative and renewable energy market industries.

MotionPower™

Our MotionPower™ technology, harvests “kinetic” or “motion” energy from vehicles when they slow down before coming to a stop and converts this captured energy into electricity. Our MotionPower™ technology is the subject of fifty-nine (59) patent filings.

We are developing three (3) MotionPower™ systems:

•
MotionPower™-Heavy ― A fluid-driven, system with limited moving mechanical components for installation at sites where big rigs, such as tractor trailers, buses, and large commercial vehicles are traveling at below 15mph and are in the process of slowing down;

•
MotionPower™-Auto ― A fluid-driven, system similar to MotionPower™-Heavy for installation at sites where cars and light-duty trucks, such as sport utility vehicles and automobiles, are traveling at below 15mph and are in the process of slowing down; and

•
MotionPower™-Express ― A mechanical system for installation at sites where all cars, light-duty trucks, motor homes, buses, big rigs, and large commercial vehicles are traveling faster than 15mph and are in the process of slowing down.

MotionPower™-Express can be designed for a range of speeds based on traffic pattern and the amount of energy required for a specific application. Installation sites could potentially include sport and entertainment venues, warehousing and distribution centers, fleet vehicle maintenance facilities, transportation depots, airports (passenger arrival and departure areas), parking lots, border crossings, exit ramps, neighborhoods with traffic calming zones, rest areas, toll booths, and travel plazas.

With respect to our MotionPower™ technology, our focus is the development and deployment of all three MotionPower™ systems. Our development efforts have already produced early working prototypes. If successfully developed, our MotionPower™ technology could potentially be used to harvest kinetic energy generated by any of the estimated 250 million vehicles registered in America, which drive approximately 6 billion miles on our nation’s roadways every day.

We have advanced product development of our MotionPower™ technology through agreements with Veryst Engineering LLC and Sigma Design Company. These firms have experience in energy capture technologies and alternative and renewable energy, respectively. For a description of these agreements.

We have achieved numerous important milestones in the development of our MotionPower™ technology. For example, following the development of a first-generation MotionPower™-Express prototype, we conducted early durability and user-experience testing at Burger King®, Four Seasons Hotel®, the Holiday Inn Express®, and the City of Roanoke (VA). Data collected and analyzed from these tests have produced important advancements to MotionPower™-Express, including the ability of the system to capture and convert kinetic energy into electrical energy by improving system treadle design and response to vehicle weight and speed.

We are also working to partner with established commercial companies that specialize in energy conservation, and green building practice and performance where our technologies can be field tested and performance validated. Such commercial partnerships could evolve into potential customer sales pipelines.

Important next steps in the development of MotionPower™ include: performance testing, durability, and design improvements that focus on energy capture and conversion, all of which will involve further research and development efforts and the commitment of significant capital and intellectual resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives.

Products Derived from our Technologies

SolarWindow™

SolarWindow™ generates electricity by harnessing the energy of the sun in order to create a “photovoltaic” effect. Photovoltaics are best known as a method for generating electric power by using solar cells to convert energy from the sun into a flow of electrons. Typically, conventional PV power is generated by making use of solar modules composed of a number of cells containing PV and electricity-conducting materials. These materials are usually opaque (i.e., not see-through). Our researchers have replaced these materials with compounds that allow our SolarWindow™ technology to remain see-through, while generating electricity.

We are currently developing six (6) products derived from our SolarWindow™ technology:

•	SolarWindow™ – Commercial – A flat glass product for installation in new commercial towers under construction and replacement windows;
•	SolarWindowTM – Structural Glass – Structural glass walls and curtains for tall structures;
•	SolarWindowTM – Architectural Glass – Textured and decorative interior glass walls, room dividers, etc.;
•	SolarWindow™ – Residential – A window glass for installation in new residential homes under construction and replacement windows;
•
SolarWindow™ – Flex – Flexible films which may be applied directly onto glass, similar to aftermarket window tint films, for retrofit to existing commercial towers, buildings, and residential homes; and

•	SolarWindow™ – BIPV – Components associated with BIPV applications in homes, buildings, and office towers.

Our focus is first on the development and deployment of SolarWindow™-Commercial, Structural, and Architectural products. Our product development efforts have already produced early working prototypes for these applications. Commercialization of the SolarWindowTM technology will require significant further research, development and testing, and we must ascertain whether the SolarWindowTM technology can actually form the basis for a commercially viable technology or product.

MotionPower™

Our MotionPower™ technologies could potentially be installed at high traffic locations, wherever vehicles are required to slow down or stop, including exit ramps, toll booths, traffic intersections, rest areas, travel plazas, border crossings, neighborhoods with traffic calming zones, parking sites, drive-thrus and other roadway points.

There are three MotionPower™ products in development:

•
MotionPower™-Heavy ― A fluid-driven, system with limited moving mechanical components for installation at sites where big rigs, such as tractor trailers, buses, and large commercial vehicles are traveling at below 15mph and are in the process of slowing down;

•
MotionPower™-Auto ― A fluid-driven, system similar to MotionPowerTM-Heavy for installation at sites where cars and light-duty trucks, such as sport utility vehicles and automobiles, are traveling at below 15mph and are in the process of slowing down; and

•
MotionPower™-Express ― A mechanical system for installation at sites where all cars, light-duty trucks, motor homes, buses, big rigs, and large commercial vehicles are traveling faster than 15mph and are in the process of slowing down.

Commercialization of the MotionPowerTM technology will require significant further research, development and testing, and we must ascertain whether the MotionPowerTM technology can actually form the basis for a commercially viable technology or product.

Our Competitive Strengths

We believe that the following strengths enable us to compete successfully in the alternative energy industry:

•	Our products are novel solutions for generating sustainable electricity.
•	Our products have unique characteristics, not readily-achievable by other technologies.
•	Our SolarWindow™ products are designed for application on the vast glass facades of commercial skyscrapers and, unlike conventional PV solar, are not confined to installation on limited rooftop space.
•	The electricity generated by our technologies is compatible for use with existing energy infrastructure.

Our Business Strategy

Key elements of our business strategy include:

•	Partnering with research institutions, product development firms, and others with proven technology expertise.
•	Identifying industry-centric partnerships for technology out-licensing and in-licensing opportunities.
•	Fostering commercial partnerships with industry partners.
•	Developing pricing models that capitalize on available energy subsidies to make our products affordable and attractive to end-users.
•	Developing cost-effective and efficient supply-chain management and manufacturing processes.
•	Identifying and potentially acquiring strategic and/or complementary technologies.

Corporate Information

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” We conduct our operations through two wholly owned subsidiaries, New Energy Solar Corporation and Kinetic Energy Corporation. Through New Energy Solar Corporation we are developing our SolarWindow™ Technology and through Kinetic Energy Corporation we have been developing our MotionPower™ Technology. We are a development stage company; we have not generated any revenue since inception and we do not expect to generate any revenue for the foreseeable future. We have incurred losses since inception. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. See “Risk Factors.”

Our corporate headquarters is located at 10632 Little Patuxent Parkway, Suite 406 Columbia, Maryland 21044. Our telephone number is (800) 213-0689; our fax number is (240) 554-2316. Our website is www.newenergytechnologiesinc.com. Information contained on our web site (or any other website) does not constitute part of this Reoffer Prospectus.

Risk Factors

Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 8 of this Reoffer Prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before purchasing any Shares. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment. You should acquire the Units only if you can afford to lose your entire investment. You should also refer to the other information contained in this prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.” The risks described below and contained in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related To Our Business

We have experienced significant losses, have not generated any revenues and expect losses to continue for the foreseeable future.

We are a development stage company. We do not have any commercialized products; we have not generated any revenue since inception and do not expect to generate any revenue for the foreseeable future. We had a net loss of $4,272,532 and $2,433,431 for our fiscal years ended August 31, 2013 and 2012, respectively, and we have incurred a cumulative deficit of $17,053,889 from inception (May 5, 1998) through August 31, 2013. We anticipate incurring losses through at least August 2014.

The sale by our stockholders of restricted shares, either pursuant to a resale prospectus or Rule 144, may adversely affect our ability to raise the funds we will require to effectuate our business plan.

As of February 6, 2014, we had 24,306,612 shares issued and outstanding, of which 9,280,737 are deemed “restricted securities” within the meaning of Rule 144, as promulgated under the Securities Act (“Rule 144”). The possibility that substantial amounts of our common stock may be sold into the public market, either under Rule 144, or pursuant to a resale registration statement, may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities because of the perception that future resales could decrease our stock price and because of the availability of resale shares to those interested in investing in our common stock.

We may require additional financing to expand, accelerate or sustain our current level of operations beyond August 2014, and failure to obtain such financing would have a material adverse effect on our business, operating results, financial condition and prospects.

As of August 31, 2013, we had cash and cash equivalents of $347,493. We anticipate that we will remain engaged in research and product development activities at least through June 2014. Based upon our current level of operations and expenditures, we believe that absent any modification or expansion of our existing research, development and testing activities, cash on hand should be sufficient to enable us to continue operations into our fiscal year ending August 31, 2015. There is no assurance that we will be able to generate revenue and achieve profitability or secure additional financing once our current cash balance is depleted. Any significant expansion in scope or acceleration in timing of our current research and development activities, or commencement of any marketing and sales activities, will require additional funds.

If adequate funds, including proceeds, if any, from this offering are not available on reasonable terms or at all, it would result in a material adverse effect on our business, operating results, financial condition and prospects. In particular, we may be required to delay, reduce the scope of or terminate one or more of our research programs, sell rights to our SolarWindow™ Technology and/or MotionPowerTM Technology or other technologies or products based upon such technologies, or license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

Even if financing is available to us, because we cannot currently estimate the amount of funds or time required to commercialize our technologies, we may secure less funding than is actually required to effectuate our business plan.

We cannot accurately predict the amount of funding or the time required to successfully commercialize either the SolarWindow™ Technology or the MotionPower™ Technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and development efforts, the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing claims with respect to patents, the regulatory approval process and manufacturing, marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

The success of our research and development activities is uncertain. If such efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business.

Commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology will require significant further research, development and testing as we must ascertain whether the SolarWindow™ Technology and/or the MotionPower™ Technology can form the basis for a commercially viable technology or product. If our research and development fails to prove commercial viability of either of the SolarWindow™ Technology or the MotionPower™ Technology, we may need to abandon our business model and/or cease doing business, in which case our shares may have no value and you may lose your investment. We anticipate we will remain engaged in research and development, through at least June 2014.

The development of the SolarWindow™ Technology and/or the MotionPower™ Technology is subject to the risks of failure inherent to the development of any novel technology.

Ultimately, the development and commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology are subject to a number of risks that are particular to the development and commercialization of any novel technology. These risks include, but are not limited to, the following:

•	we may fail to maintain license rights to the SolarWindow™ Technology, and/or the MotionPower™ Technology (or any of their derivatives);
•
we may fail to develop, acquire, or license various enabling technologies that may be integral to the commercialization of the SolarWindow™ and/or the MotionPower™ Technology (or any of their derivatives);

•	the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) may ultimately prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;
•	the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives), even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;
•	our marketing license or proprietary rights to products derived from the SolarWindow™ Technology and/or the MotionPower™ Technology may not be sufficient to protect our products from competitors;
•	the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing products utilizing the SolarWindow™ Technology and/or the MotionPower™ Technology; or,
•
third parties may market superior, more effective, or less expensive technologies or products having comparable results to the SolarWindow™ and/or the MotionPower™ technologies (or any of their derivatives).

If we ultimately do not obtain the necessary regulatory approvals for the commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology, we will not achieve profitable operations and your investment may be lost.

In order to commercialize the SolarWindowTM Technology and/or the MotionPower™ Technology, we may need to obtain regulatory approval from various local, state, federal or international agencies. At this time, we do not have a product to be submitted for regulatory approval. The process for obtaining such regulatory approvals may be time consuming and costly, and there is no guaranty that we will be able to obtain such approvals. The failure to obtain any necessary regulatory approvals could delay or prevent us from achieving profitability, which could result in the loss of your investment.

Our ability to operate profitably is directly related to our ability to develop, protect and perfect rights in and to our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect our SolarWindow™ Technology and MotionPower™ Technology, which may afford only limited protection.

We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, or force us to enter into royalty or license agreements rather than dispute the merits of such claims, requiring us to pay royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license or may adversely affect our ability to fully commercialize our technologies.

We generally require our subsidiaries and our employees, consultants, advisors and collaborators to execute appropriate agreements with us, regarding the confidential information developed or made known to such persons during the course of their engagement by us. These agreements provide that any proprietary technologies developed during such engagement are owned by us and that confidential information pertaining to such technologies will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also provide for the assignment to us by any such person of any patents issued with respect to any such technologies. If these provisions are breached, we may not be able to fully perfect our rights to the technologies in question, and in some instances, we may not have an appropriate remedy available for the damages that we may incur as a result of any such breach.

We may be accused of infringing the intellectual property rights of others.

We cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current programs or future technology developments. Any such claims could be time consuming, result in costly litigation and could ultimately lead to a determination that the SolarWindow™ Technology and/or the MotionPower™ Technology, or any of their derivatives, infringe on a third party’s patent rights.

If we fail to obtain additional licenses in the future required to maintain our rights to market products developed, if any, we may need to curtail or cease operations.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain and maintain any such licenses could have a material adverse effect on our business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

Compliance with environmental regulations, or dealing with harmful or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and development programs do not generally involve the handling of harmful or hazardous materials, but they may occasionally do so. Accordingly, we may become subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations. We do not have any insurance coverage with respect to damages or liabilities we may incur as a result of these activities.

In seeking to acquire or develop technologies, we are operating in highly competitive markets and our competitors enjoy numerous competitive advantages over us.

Our commercial success will depend on our ability to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The alternative energy industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies enjoy numerous competitive advantages, including:

•	significantly greater name recognition;
•	established relations with customers;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products;
•	greater financial and human resources for product development, sales and marketing, and
•	the ability to endure potentially prolonged patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

Any products developed from our SolarWindow™ Technology and/or MotionPowerTM Technology will face competition from other companies producing solar power and/or energy harvesting products.

The solar power market is intensely competitive and rapidly evolving. The energy harvesting market is not well-defined, immature, and evolving with uncertainty. When, or if, this market matures, it may also be intensely competitive.

Our competitors are better capitalized, have established market positions, and if we fail to attract and retain customers and establish a successful distribution network for our solar products, we may be unable to achieve adequate sales and market share. There are a number of major multi-national corporations that produce solar power and alternative energy products, which may be competitive with those that we are seeking to develop, including BELECTRIC Solarkraftwerke GmbH, Heliatek, Dysol, Solarmer Energy, BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo, among others. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power and alternative energy technologies that may have costs similar to, or lower than, our projected costs.

To the extent we are able to develop and commercialize products based upon or derived from the SolarWindow™ Technology and/or the MotionPower™ Technology, if such products do not gain market acceptance, we may not achieve sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	customer acceptance of our products;
•	our failure to produce products that compete favorably against other alternative energy and solar-photovoltaic power products on the basis of cost, quality and performance;
•
our failure to produce products that compete favorably against conventional energy sources and alternative distributed-generation technologies, such as wind, biomass and solar thermal, on the basis of cost, quality and performance;

•	performance and reliability of our products as compared with conventional and alternative energy products;
•
our failure to qualify for and secure government reimbursements, tax incentives and any other financial subsidies that may be available to consumers for the implementation of alternative energy technologies such as solar systems at such time as our products become available for commercial sale, and which potential customers for our products may reasonably expect; and

•	our failure to develop and maintain successful relationships with manufacturers, distributors, and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales and market share.

If solar-photovoltaic or kinetic energy harvesting technologies are not suitable for widespread adoption or sufficient demand for such products does not develop or takes longer to develop than we anticipate, we may not be able to profitably exploit the SolarWindow™ Technology and/or MotionPower™ Technology.

The market for solar-energy related products is emerging and rapidly evolving, and the market for energy harvesting products is generally unproven and not yet established. The success of products for these markets is uncertain.

If our solar power or energy harvesting technologies prove unsuitable for widespread commercial deployment or if demand for such power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for such products in the particular markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar and energy capture and conversion products, including:

•	cost-effectiveness of such technologies as compared with conventional and competitive alternative energy technologies;
•	performance and reliability of such products as compared with conventional and competitive alternative energy products;
•	success of other alternative energy technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and solar thermal technologies;
•	public concern regarding energy security, the potential risks associated with global warming, the environmental and social impacts of fossil fuel extraction and use;

•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
•	increases or decreases in the prices of oil, coal and natural gas;
•	capital expenditures by customers, which tend to decrease when domestic or foreign economies slow;
•	continued deregulation of the electric power industry and broader energy industry; and
•	availability of government subsidies and incentives.

We lack sales and marketing experience and will likely rely on third party marketers.

We have limited experience in sales, marketing or distribution of photovoltaic and energy capture and conversion products. We expect to market and sell or otherwise commercialize the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) through distribution, co-marketing, co-promotion or licensing arrangements with third parties. Therefore, any revenues received by us will be dependent on the efforts of third parties. If any such parties breach or terminate their agreements with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) would be delayed or terminated, which would adversely affect our ability to generate revenues and our profitability.

Technological changes could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine our technologies and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The alternative energy industry is rapidly evolving and highly competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the industry and to compete in the future and we may be unable to secure such financing. We believe that a variety of competing solar and alternative energy technologies may be under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of products.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies, and we may have to compete with the other companies for their time, attention and efforts. Except for Mr. John A. Conklin, our President and Chief Executive Officer, Chief Financial Officer and a director, none of our directors anticipate devoting more than approximately five (5%) percent of their working time to our matters.

Risks Related To Ownership of Our Common Stock and This Offering

The trading price of our common stock historically has been volatile and may not reflect its actual value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic our control. In recent years, broad stock market indices in general, and smaller capitalization companies in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock.

Our common stock is a penny stock and is not traded on a national securities exchange, therefore you may find it difficult to sell the shares of our common stock you acquire in this offering.

Our common stock is traded on the OTCQB. The OTCQB is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Additionally, our common stock is subject to regulations of the SEC applicable to “penny stock.” Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

In addition, the penny stock regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Kalen Capital Corporation, a private corporation solely owned by Mr. Harmel Rayat, a former officer and director and director of our, beneficially owns approximately 73.6% of our issued and outstanding stock. This ownership interest may preclude you from influencing significant corporate decisions.

As of February 6, 2014, Kalen Capital Corporation, a private corporation solely owned by Harmel S. Rayat, beneficially owned approximately 17,872,648 shares (including shares issuable upon exercise of outstanding warrants and conversion of the Kalen Note as described herein), or approximately 73.6%, of our outstanding common stock. On October 7, 2013, we received a one year bridge loan in the principal amount of $3,000,000 from Kalen Capital Corporation and issued a convertible note for the principal amount of $3,000,000, carrying an annual interest rate of 7% (the “Kalen Note”), which if converted in the full amount at $1.37 per Unit (as defined below), would result in the issuance of an additional 2,347,136 shares of our common stock and warrants to purchase up to an additional 4,694,272 shares of our common stock. As a result, Mr. Rayat may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interest. This concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, or support or reject other management and board proposals that are subject to stockholder approval, such as the adoption of employee stock plans and significant unregistered financing transactions.

Substantial sales of our common stock could lower our stock price.

As of February 6, 2014, we had 24,306,612 shares of common stock outstanding, of which 15,025,875 shares are freely tradable. Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of the Units could impair our ability to raise capital through the sale of additional equity in the future.
There are options to purchase shares of our common stock currently outstanding.

As of February 6, 2014, we have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 865,838 shares of our common stock. The exercise prices of these options range from $0.80 to $6.51 per share. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There are warrants to purchase shares of our common stock currently outstanding.

As of February 6, 2014, we have issued warrants to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 3,302,001 shares of common Stock. The exercise prices of these warrants are $0.64 per share for the 625,000 Series G Warrants, $0.83 per share for the 1,755,126 Series H Warrants and $1.37 for the 921,875 Series I Warrants. If issued, the shares underlying these warrants would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There is a convertible note in the principal amount of $3,000,000 currently outstanding that, if converted, may require us to issue additional shares of our common stock and warrants to purchase our common stock.

One October 7, 2013, we issued the Kalen Note evidencing a bridge loan made to us by Kalen Capital Corporation. Pursuant to the terms of the Kalen Note, Kalen Capital Corporation may elect, in its sole discretion, to convert all or any portion of the outstanding principal amount of the Loan, and any or all accrued and unpaid interest due thereon, into units of our equity securities (the “Units”), with each Unit consisting of (a) one share of common stock; (b) one Series J Stock Purchase Warrant (the “Series J Warrant”) allowing Kalen Capital Corporation to purchase one share of common stock; and (c) one Series K Stock Purchase Warrant (the “Series K Warrant”) allowing Kalen Capital Corporation to purchase one share of common stock. The Units are convertible at a unit price equal to the lesser of (1) $1.37, or (2) a price equal to seventy percent (70%) of the 20 day average closing price of the Common Stock as quoted on the OTCQB as of the last trading date prior to the date of exercise, subject to a floor of $1.00. The exercise price of each Series J Warrant will be equal to the lesser of $1.47 or 107.3% of the Unit exercise price and the exercise price of each Series K Warrant will be equal to the lesser of $1.57 or 114.6% of the Unit exercise price (all share prices will be rounded to the nearest cent). Each of the Series J Warrant and Series K Warrant is exercisable for a period of five (5) years from the date of issuance and contains a provision allowing Kalen Capital Corporation to exercise the warrant on a cashless basis as further set forth therein. Assuming Kalen Capital Corporation converts the entire Kalen Note and all interest then due at an exercise price of $1.37 per Unit on its maturity date we will be obligated to issue Kalen Capital Corporation 2,347,136 shares of common stock, a Series J Warrant exercisable for 2,347,136 shares of common stock and a Series K Warrant exercisable for 2,347,136 shares of common stock.

We have entered into a registration rights agreement with Kalen Capital Corporation requiring us to register all the shares owned by Kalen Capital Corporation as of October 7, 2014, including all shares issuable upon conversion of any warrants then owned by Kalen Capital Corporation. If we fail to timely file the registration statements we will be obligated to issue additional shares of our common stock to Kalen Capital Corporation.

One October 7, 2013, as part of the bridge loan made to us by Kalen Capital Corporation we entered into a registration rights agreement with Kalen Capital Corporation pursuant to which we agreed to file such number of registration statements as required to register for resale with the SEC all the shares owned by Kalen Capital Corporation as of October 7, 2014, including all shares issuable upon conversion of any warrants then owned by Kalen Capital Corporation. If we fail to timely file the registration statements we will be obligated to issue additional shares of our common stock to Kalen Capital Corporation. In the event the we fail to file a registration statement in the time period required, we will issue to Kalen Capital Corporation additional shares of our common stock equal to 5% of the shares of our common stock that were to be registered for every thirty day period for which we fail to file such registration statement, subject to proration for any portion of such thirty day period and up to a maximum number of shares of our common stock equal to 25% of the number of shares of our common stock that were to be registered. Additionally, in the event we fail to cause a registration statement to be declared effective within ninety days from the date of filing, we will issue to Kalen Capital Corporation additional shares of our common stock equal to 2.5% of the shares of our common stock that were to be registered for every thirty day period for which we fail to cause the SEC to declare such registration statement effective, subject to proration for any portion of such thirty day period and up to a maximum number of shares of our common stock equal to 10% of the number of shares of Common Stock included in such registration statement.

We may issue preferred stock which may have greater rights than our common stock.

Our Articles of Incorporation allow our Board of Directors (the “Board”) to issue up to 1,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued and outstanding. However, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of our common stock to then current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on a registered national exchange, such exchange’s rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our failure to adequately comply with any of these laws, regulations, standards or rules may result in substantial fines or other penalties and could have an adverse impact on our ongoing operations.

Because we do not intend to pay dividends for the foreseeable future you should not purchase our shares if you are seeking dividend income.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this Reoffer Prospectus.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common stock issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

This Reoffer Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of the shares of common stock registered pursuant to this Reoffer Prospectus. To the extent that we receive any funds from the exercise of options issued to the Selling Stockholders, such funds will be used to fund the development of our SolarWindow™ Technology; and MotionPower™ Technology, and for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The Selling Stockholders named in this Reoffer Prospectus are offering up to 496,000 shares of our common stock through this Reoffer Prospectus issuable upon exercise of options granted to the Selling Stockholders pursuant to the 2006 Plan.

If, subsequent to the date of this Reoffer Prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this Reoffer Prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as Selling Stockholders.

The following table provides, as of February 6, 2014, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including:

•	the number of common stock owned by each Selling Stockholder prior to this offering;
•	the total number of common stock that are to be offered by each Selling Stockholder;
•	the total number of common stock that will be owned by each Selling Stockholder upon completion of the offering; and
•	the percentage owned by each Selling Stockholder

Information with respect to beneficial ownership is based upon information obtained from the Selling Stockholders. Information with respect to “Shares Beneficially Owned Prior to the Offering” includes the shares issued pursuant to our 2006 Plan. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the common stock offered by this Reoffer Prospectus and no other purchases or sales of our common stock by the Selling Stockholders. Except as described below and to our knowledge, the named Selling Stockholders beneficially own and has sole voting and investment power over all common stock or rights to these common stock.

Because the Selling Stockholders may offer all or part of the common stock currently owned, which they own pursuant to the offering contemplated by this Reoffer Prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common stock currently owned offered by this Reoffer Prospectus may be offered from time to time by the Selling Stockholders named below.

	Shares Beneficially Owned Prior to this Offering(1)				Number of Shares	Shares Beneficially Owned Upon Completion of this Offering(1)
Name	#		%	(2)	Being Offered	#	%

John A. Conklin	245,000	(3)	1		237,500	7,500	0
Alastair Livesey	115,001	(4)	*		107,501	7,500	0
Joseph Sierchio	115,001	(5)	*		107,501	7,500	0
Scott Hammond	15,000	(6)	*		15,000	0	0
Briana Erickson	7,500	(7)	*		7,500	0	0
Total	497,502		2		475,002	22,500	*
______________
* less than 1%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares, which the Selling Stockholder has the right to acquire within 60 days. “Shares Beneficially Owned After the Offering” assumes the sale of all of the common stock offered by this Reoffer Prospectus and no other purchases or sales of our common stock by the Selling stockholders. Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at their sole discretion.

(2) Applicable percentage ownership is based on 24,306,612 shares of common stock outstanding as of February 6, 2014, together with securities exercisable or convertible into shares of common stock within 60 days of February 6, 2014, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of February 6, 2014, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 10,000 shares of common stock issued to Mr. Conklin on January 9, 2014, for his service as a member of our Board of Directors and 235,000 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 15,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that vest on December 31, 2014. As part of the issuance of the 10,000 shares of common stock Mr. Conklin entered into a lock-up agreement restricting him from selling more than 2,500 of those shares through January 9, 2015.

(4) Includes 10,000 shares of common stock issued to Mr. Livesey on January 9, 2014, for his service as a member of our Board of Directors and 105,001 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 15,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that vest on December 31, 2014. As part of the issuance of the 10,000 shares of common stock Mr. Livesey entered into a lock-up agreement restricting him from selling more than 2,500 of those shares through January 9, 2015.

(5) Includes 10,000 shares of common stock issued to Mr. Sierchio on January 9, 2014, for his service as a member of our Board of Directors and 105,001 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 15,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that vest on December 31, 2014. As part of the issuance of the 10,000 shares of common stock Mr. Sierchio entered into a lock-up agreement restricting him from selling more than 2,500 of those shares through January 9, 2015.

(6) Includes 15,000 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 5,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that vest on December 31, 2014.

(7) Includes 7,500 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 2,500 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that vest on December 31, 2014.

PLAN OF DISTRIBUTION

Timing of Sales

Under our 2006 Plan, we are authorized to issue up to 5,000,000 shares of our common stock.

Subject to the foregoing, the Selling Stockholders may offer and sell the shares covered by this Reoffer Prospectus at various times. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common stock covered by this Reoffer Prospectus.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

•	the market price prevailing at the time of sale;
•	a price related to such prevailing market price; or
•	such other price as the selling stockholders determine from time to time.

Manner of Sale

To the extent permissible, the common stock may be sold by means of one or more of the following methods:

•	a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this Reoffer Prospectus;
•	ordinary brokerage transactions in which the broker solicits purchasers;
•	through options, swaps or derivatives;
•	in transactions to cover short sales;
•	privately negotiated transactions; or
•	in a combination of any of the above methods

The Selling Stockholders may sell their common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common stock. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common stock at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common stock, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If the Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this Reoffer Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

•	may not engage in any stabilization activities in connection with our common stock;
•	may not cover short sales by purchasing shares while the distribution is taking place; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this Reoffer Prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to include, but not limited to, legal, accounting, EDGARization and filing fees, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock offered by this Reoffer Prospectus has been passed upon by Sierchio & Company, LLP, New York, New York. Mr. Joseph Sierchio, a managing partner of Sierchio & Company, LLP is a member of ours Board of Directors and a named Selling Stockholder. Mr. Sierchio is the owner of 10,000 shares of our common stock and holds options to purchase 120,001 shares of our common stock, 105,001 of which have vested and are registered pursuant to this Reoffer Prospectus.

EXPERTS

The consolidated financial statements as of and for the fiscal years ended August 31, 2013 and 2012, incorporated by reference in this Reoffer Prospectus, have been audited by Peterson Sullivan, LLP, our independent registered public accounting firm, as stated in their report appearing therein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Reoffer Prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this Reoffer Prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about us and our common stock, please read the documents incorporated by reference below.

The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2013, filed with the SEC on January 10, 2014;
•	The description of our securities contained in our Registration Statement on Form S-1 filed with the SEC on December 16, 2013;
•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, filed with the SEC on July 15, 2013;
•	Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2013, filed with the SEC on January 10, 2014;
•	Our Form 8-K filed with the SEC on January 15, 2014;
•	Our Form 8-K filed with the SEC on January 28, 2013, as amended by the Form 8-K/A filed with the SEC on February 6, 2013;
•	Our Form 8-K filed with the SEC on March 21, 2011;
•	Our Form 8-K filed with the SEC on March 1, 2011;
•	Our Form 8-K filed with the SEC on January 20, 2011, as amended by the Form 8-K/A filed with the SEC on January 21, 2011;
•	Our Form 8-K filed with the SEC on August 25, 2010;
•	Our Form 8-K filed with the SEC on September 18, 2008.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Reoffer Prospectus is part of a registration statement on Form S-8 that we filed with the SEC. Certain information in the registration statement has been omitted from this Reoffer Prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s website at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this Reoffer Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Reoffer Prospectus does not constitute an offer to buy any security other than the securities offered by this Reoffer Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this Reoffer Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Reoffer Prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this Reoffer Prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about us and our common stock, please read the documents incorporated by reference below.

The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2013, filed with the SEC on January 10, 2014;
•	The description of our securities contained in our Registration Statement on Form S-1 filed with the SEC on December 16, 2013;
•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, filed with the SEC on July 15, 2013;
•	Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2013, filed with the SEC on January 10, 2014;
•	Our Form 8-K filed with the SEC on January 15, 2014;
•	Our Form 8-K filed with the SEC on January 28, 2013, as amended by the Form 8-K/A filed with the SEC on February 6, 2013;
•	Our Form 8-K filed with the SEC on March 21, 2011;
•	Our Form 8-K filed with the SEC on March 1, 2011;
•	Our Form 8-K filed with the SEC on January 20, 2011, as amended by the Form 8-K/A filed with the SEC on January 21, 2011;
•	Our Form 8-K filed with the SEC on August 25, 2010;
•	Our Form 8-K filed with the SEC on September 18, 2008.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the termination of this offering of common stock shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the address or telephone number listed in Part I.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered by this Reoffer Prospectus has been passed upon by Sierchio & Company, LLP, New York, New York. Mr. Joseph Sierchio, the managing partner of Sierchio & Company, LLP is a member of our Board of Directors and a named Selling Stockholder. Mr. Sierchio is the owner of 10,000 shares of our common stock and holds options to purchase up to 120,001 shares of our common stock, 105,001 of which have vested as of the date hereof. 107,501 of Mr. Sierchio’s shares and vested options are registered pursuant to the Reoffer Prospectus included as part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws also contain broad indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

Item 7. Exemption from Registration Claimed.

The issuance of the options pursuant to the 2006 Plan was exempt from registration under the Securities Act by reason of Section 4(2) thereof, since the issuances were made to a small number of officers, directors, employees and consultants of the registrant as incentive compensation and were not public offerings.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended.(1)

3.2	Certificate of Amendment to the Articles of Incorporation changing name toNewEnergy Technologies, Inc.(1)

3.3	Certificate of Amendment to the Articles of Incorporation increasing the authorizedshares from 100,000,000 to 300,000,000.(2)

3.4	Certificate of Change to the Articles of Incorporation relating to the one-for-threereversestock split.(2)

3.5	Bylaws.(1)

5.1	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered.(3)

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1 hereto).(3)

23.2	Consent of Peterson Sullivan LLP.(4)

24.1	Power of Attorney.(5)

99.1	New Energy Technologies, Inc. 2006 Incentive Stock Option Plan.(3)

(1) Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed by New Energy Technologies, Inc. on April 16, 2010.

(2) Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on March 21, 2011.

(3) Incorporated by reference to the Form S-8 filed by New Energy Technologies, Inc. on March 15, 2011.

(4) Incorporated by reference to the Annual Report on Form 10-K filed by New Energy Technologies, Inc. on November 27, 2013.

(5) Incorporated by reference to the Post-Effective Amendment #1 to the Form S-8 filed by New Energy Technologies, Inc. on June 1, 2012.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland on February 7, 2014.

NEW ENERGY TECHNOLOGIES, INC.

By:	/s/ John A Conklin
Name: John A. Conklin
Title: President and Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: February 7, 2014	By:	/s/ John A Conklin
Name: John A. Conklin
Title: President and Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Dated: February 7, 2014	By:	*
Name: Alastair Livesey
Title: Director

Dated: February 7, 2014	By:	*
Name: Joseph Sierchio
Title: Director

Dated: February 7, 2014	By:	*
Name: John Conklin
Title: Attorney-in-fact